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Exhibit 99.1

Polymer Group, Inc. P.O. Box 5069 N. Charleston, SC 29405 Contact: Robert Johnston 843-566-7293

PGI Investor Relations News Release

Polymer Group, Inc. Announces Fourth Quarter and Year End Results

For Immediate Release

Wednesday, March 27, 2002

        [North Charleston, SC]—Polymer Group, Inc. (NYSE: PGI) announced today results of operations for the Company's fourth quarter and fiscal year ended December 29, 2001.

        Net sales for the fourth quarter decreased $5.2 million to $197.5 million, down from $202.8 million in the fourth quarter of 2000. For fiscal year 2001, net sales decreased 5.4%, to $815.6 million, down from $862.0 million in fiscal year 2000.

        Gross profit for the fourth quarter decreased $13.6 million, to $34.2 million, down from $47.8 million during the fourth quarter of 2000. For fiscal year 2001, gross profit decreased $53.3 million to $138.7 million, down from $192.0 million in fiscal year 2000.

        During the fourth quarter, the Company recognized a number of unusual and special charges including a non-cash $181.2 million write-down of assets ($100.4 million goodwill write-down and $80.8 million write-down of property, plant & equipment). The write-down in assets was a result of a comprehensive review of the Company's assets prompted in part by the extremely competitive conditions currently facing the Company. The Company also incurred $5.8 million of plant realignment costs related to the operational restructuring announced in November 2001. During the quarter, the Company also incurred special charges of $1.9 million for professional service fees related to the comprehensive financial restructuring announced on March 15, 2002. In addition, as a result of the Company's determination that the decline in its short-term investment portfolio was other than temporary during the fourth quarter of 2001, a non-cash unrealized investment loss of $5.3 million was recorded on the income statement under the caption "other expense (income)." Previously, the decline in the market price of such securities resulting in a loss was recorded as a component of other comprehensive income (loss) within shareholders' equity (deficit).

        As a result of the unusual charges discussed above, the operating loss for fourth quarter and fiscal year 2001 was $182.9 million and $163.3 million, respectively. Excluding these unusual charges, operating income for the fourth quarter decreased $16.5 million, to $5.9 million, down from $22.4 million in the fourth quarter of 2000. Fiscal year 2001 operating income was $27.2 million, excluding unusual charges, compared to $84.6 million in fiscal year 2000, a decrease of $57.4 million.

        Fourth quarter EBITDA (defined as operating income before plant realignment, asset impairment and special charges plus depreciation and amortization) decreased $15.8 million to $24.5 million, down from $40.3 million in the fourth quarter of 2000. For fiscal year 2001, EBITDA decreased $51.3 million to $105.5 million, down from $156.8 million in fiscal year 2000.

        The Company reported a fourth quarter net loss of $204.4 million due primarily to the unusual charges. Excluding the impact of the unusual charges, the fourth quarter net loss was $13.9 million compared to a net loss of $2.2 million for the fourth quarter of 2000. For fiscal 2001, the net loss including the unusual charges was $247.6 million. Excluding the impact of the unusual charges, the net loss for fiscal 2001 was $55.9 million compared to a net loss of $4.3 million in fiscal 2000.

        On a per share basis, the fourth quarter net loss was $6.39. Fourth quarter net loss per share excluding the unusual charges was $0.43 compared to a net loss per share of $0.07 for the fourth quarter of 2000. For fiscal year 2001, the net loss per share was $7.74. Fiscal 2001 net loss per share excluding the unusual charges was $1.75 compared to a net loss per share before extraordinary item of $0.14 for fiscal 2000.

        At quarter end, the Company had cash and short-term investments of $46.5 million on hand.

        Commenting on fourth quarter and fiscal year-end results, Jerry Zucker, Polymer Group Chairman, President and CEO stated,"Our fourth quarter and fiscal 2001 results were negatively impacted by an aggressive competitive environment which was made materially more difficult by reaction to our need to financially restructure. The operational improvements announced last November will enhance our operating performance going forward while the comprehensive financial restructuring announced earlier this month will provide the Company with a solid capital structure."

        PGI has been advised by the New York Stock Exchange that the Company fell below the NYSE's continued listing criteria relating to minimum share price, requiring an average closing price of not less than $1.00 over a consecutive 30 day trading period, and total market capitalization, requiring a minimum market capitalization of $15 million over a 30-day trading period. Pursuant to this notification, the Company is working to respond, within the required timeframe, with a business plan acceptable to the NYSE demonstrating a return to compliance within 18 months. In addition, the Company must take action to bring its share price and average share price above $1.00 within six months.

        The Company anticipates filing a request with the Securities and Exchange Commission to delay the filing date of its Annual Report on Form 10-K to April 15, 2002.

        Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company employs approximately 4,000 people and operates 25 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec® fabrics, produced using the Company's proprietary advanced APEX® laser and fabric forming technologies. The Company believes that Miratec® has the potential to replace traditionally woven and knit textiles in a wide range of applications. APEX® and Miratec® are registered trademarks of Polymer Group, Inc.

        Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) increased competition in markets in which the Company competes, (ii) increased costs, (iii) changes in conditions of the general economy (iv) the Company's substantial leverage position and (v) the existing defaults in the Company's outstanding long-term indebtedness. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the Company's 2000 Annual Report on Form 10-K.

For further information, please contact:

    Robert Johnston or
    Dennis Norman
    Investor Relations
    Polymer Group, Inc.
    P.O. Box 5069
    North Charleston, South Carolina, 29405
    Telephone No.: (843) 566-7293
    E-mail:                    johnstonr@pginw.com    Web: www.polymergroupinc.com

Results for the fourth quarter and fiscal year 2001 are summarized below.

Polymer Group, Inc.
Consolidated Statements of Operations (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 29, 2001	December 30, 2000	December 29, 2001	December 30, 2000

Net sales	$197,542	$202,766	$815,566	$862,035
Cost of goods sold	163,308	154,935	676,871	670,012

Gross profit	34,234	47,831	138,695	192,023
Selling, general and administrative expenses	28,345	25,391	111,474	107,460
Asset impairment	181,190	—	181,190	—
Plant realignment costs(1)	5,781	—	7,441	—
Special charges(2)	1,850	—	1,850	—

Operating income (loss)	(182,932)	22,440	(163,260)	84,563
Other expense (income):
Interest expense, net	23,114	25,928	99,406	91,805
Unrealized investment valuation loss(3)	5,290	—	5,290	—
Foreign currency and other	2,074	(50)	5,408	549

	30,478	25,878	110,104	92,354

Loss before income tax benefit and extraordinary item	(213,410)	(3,438)	(273,364)	(7,791)
Income tax benefit	(9,016)	(1,204)	(25,803)	(2,727)

Loss before extraordinary item	(204,394)	(2,234)	(247,561)	(5,064)
Extraordinary item, gain on debt extinguishment	—	—	—	741

Net loss	$(204,394)	$(2,234)	$(247,561)	$(4,323)

Net loss per common share—basic and diluted:
Net loss per common share	$(6.39)	$(0.07)	$(7.74)	$(0.14)
Net loss per common share before unusual charges and extraordinary item	$(0.43)	$(0.07)	$(1.75)	$(0.16)
Cash Dividends	$—	$0.02	$0.02	$0.08
(1)
Plant realignment costs relate to headcount reductions and the realignment of certain assets and operations associated with the Company's restructuring.

(2)
Special charges relate to professional fees incurred as a result of the Company's restructuring.

(3)
Represents unrealized, non-cash valuation loss on short term investments deemed to be "other than temporary" under Staff Accounting Bulletin No. 59 during the fourth quarter of 2001. Such losses were previously classified as a component of Other Cornprenensive income (Loss) in the equity section of the balance sheet pursuant to SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities."

Polymer Group, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)

	December 29, 2001	December 30, 2000(1)
	(Unaudited)
ASSETS

Current Assets:
Cash and short-term investments	$46,453	$30,588
Accounts receivable, net	125,649	136,746
Inventories	115,953	122,751
Other	37,824	50,972

Total current assets	325,879	341,057
Property, plant and equipment, net	711,567	858,338
Intangibles and loan acquisition costs, net	135,995	246,058
Other	58,773	62,541

Total assets	$1,232,214	$1,507,994

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$46,384	$61,579
Accrued liabilities and other	62,403	56,856
Current portion of long-term debt and short-term borrowings	1,089,428	32,163

Total current liabilities	1,198,215	150,598

Long-term debt, less current portion	9,802	1,023,986
Deferred income taxes	53,106	82,574
Other non-current liabilities	19,953	24,601
Shareholders' equity (deficit)	(48,862)	226,235

Total liabilities and shareholders' equity (deficit)	$1,232,214	$1,507,994

(1)
The December 30, 2000 Condensed Consolidated Balance Sheet contains summarized information; as a result, such data does not include the same detail provided in the Company's 2000 Annual Report on Form 10-K.

Polymer Group, Inc.
Segment and Other Selected Financial Data (Unaudited)
(In Thousands)

	Three Months Ended		Twelve Months Ended
	December 29, 2001	December 30, 2000	December 29, 2001	December 30, 2000

Segment Data:
Net sales:
Consumer	$115,769	$109,641	$463,537	$486,328
Industrial and specialty	81,773	93,125	352,029	375,707

Total	$197,542	$202,766	$815,566	$862,035

Operating income (loss):
Consumer	$8,493	$14,660	$29,072	$62,191
Industrial and specialty	(2,604)	7,780	(1,851)	22,372

	5,889	22,440	27,221	84,563
Asset impairment	(181,190)	—	(181,190)	—
Plant realignment costs	(5,781)	—	(7,441)	—
Special charges	(1,850)	—	(1,850)	—

Operating income (loss)	$(182,932)	$22,440	$(163,260)	$84,563

Other Selected Financial Data:
Depreciation and amortization	$18,611	$17,844	$78,283	$72,265
EBITDA before asset impairment, plant realignment costs and special charges(1)	24,500	40,284	105,504	156,828
Capital expenditures	4,791	9,545	21,440	86,022
(1)
EBITDA is defined as operating income (loss) before asset impairment, plant realignment costs and special charges plus depreciation and amortization.

Polymer Group, Inc.
Supplemental Schedule Reconciling EBITDA Before Asset Impairment, Plant Realignment Costs and
Special Charges and Net Loss Before Unusual Charges (Unaudited)
(In Thousands, Except Per Share Data)

	Period Ended December 29, 2001(1)
	Three Months	Twelve Months

EBITDA—Before Asset Impairment, Plant Realignment Costs and Special Charges
Operating loss determined in accordance with US GAAP	$(182,932)	$(163,260)
Plus unusual charges:
Asset impairment	181,190	181,190
Plant realignment costs	5,781	7,441
Special charges	1,850	1,850

	5,889	27,221
Plus depreciation and amortization	18,611	78,283

EBITDA—Before Asset Impairment, Plant Realignment Costs and Special Charges	$24,500	$105,504

Net Loss Before Unusual Charges
Net loss determined in accordance with US GAAP	$(204,394)	$(247,561)
Less income tax benefit from continuing operations	(9,016)	(25,803)

Loss before income tax benefit	$(213,410)	$(273,364)
Plus unusual charges:
Asset impairment	181,190	181,190
Plant realignment costs	5,781	7,441
Special charges	1,850	1,850
Unrealized investment valuation loss	5,290	5,290

	194,111	195,771

Loss before income taxes and unusual charges	(19,299)	(77,593)
Tax benefit attributable to loss before unusual charges	(5,404)	(21,726)

Net loss before unusual charges	$(13,895)	$(55,867)

Net Loss Before Unusual Charges—Per Share	$(0.43)	$(1.75)

(1)
Reconciling data for 2000 is not presented as the Company did not incur asset impairment charges, plant realignment costs, special charges or unrealized investment valuation losses during the three or twelve months ended December 30, 2000.

QuickLinks

  Exhibit 99.1
Polymer Group, Inc. Consolidated Statements of Operations (Unaudited) (In Thousands, Except Per Share Data)
Polymer Group, Inc. Condensed Consolidated Balance Sheets (In Thousands)
Polymer Group, Inc. Segment and Other Selected Financial Data (Unaudited) (In Thousands)
Polymer Group, Inc. Supplemental Schedule Reconciling EBITDA Before Asset Impairment, Plant Realignment Costs and Special Charges and Net Loss Before Unusual Charges (Unaudited) (In Thousands, Except Per Share Data)